United States securities and exchange commission logo





                     February 7, 2023

       Adam Gishen
       Chief Executive Officer
       Freedom Acquisition I Corp.
       14 Wall Street, 20th Floor
       New York, New York 10005

                                                        Re: Freedom Acquisition
I Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 17,
2023
                                                            File No. 001-40117

       Dear Adam Gishen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Brandon J. Bortner,
Esq.